EXHIBIT B


   June 7, 1996



   IVF America, Inc.
   One Manhattanville Road
   Purchase, New York 10577-2100

   Ladies and Gentlemen:

          In connection with the closing of the Agreement and Plan of Merger ("Agreement") dated June 7, 1996 by and among IVF America, Inc., doing business as IntegraMed America (the "Company"), INMD Acquisition Corp., The Climacteric Clinic, Inc., Midlife Centers of America, Inc., Women's Research Centers, Inc., America, National Menopause Foundation, Inc. and Morris Notelovitz, M.D. and in compliance with Section 5.5 of the Agreement. I hereby irrevocably constitute and appoint Gerardo Canet my attorney-in-fact and agent to vote any and all shares of the 666,666 shares of Common Stock of the Company issued to me and bearing Certificate Number IVF 1029 or any replacement thereof (the "Shares"), at any and all meetings of the Shareholders of the Company, at any and all postponements or adjournments thereof and in any action by stockholders without a meeting. In connection with such Proxy, Mr. Canet agrees to vote the Shares in favor of my election to the Board of Directors of the Company.
   I agree I that this Proxy is being given to induce (the Company to enter into the Agreement, and that this Proxy constitutes part of the consideration provided by me under the Agreement. This Proxy shall expire on the earlier of the second anniversary of the Closing Date (as defined in the Agreement) or termination of either the Employment or Physician Employment Agreements referred to in the Agreement. During the pendency of this Proxy, the Company shall have the right, by written notice to me, to substitute another individual to have the rights and responsibilities granted to Gerardo Canet in this Proxy. Upon expiration of this Proxy, I shall have the absolute and unrestricted right, power and authority to vote the Shares as I, in my sole discretion, see fit.



    /s/ Morris Notelovitz
   Morris Notelovitz, M.D.


   Acknowledged and Accepted:

   IVF America, Inc.


   By:  /s/ Dwight P. Ryan
        Dwight P. Ryan, Vice President